                                   EXHIBIT 99
                                   ----------

FFD [LOGO]

Date: January 30, 2009

FOR IMMEDIATE RELEASE:

CONTACT:
Trent B. Troyer, President & CEO
330-364-7777 or trent@onlinefirstfed.com
                ------------------------

       FFD Financial Corporation Reports Net Earnings For The Three- and
                   Six-Month Periods Ended December 31, 2008

DOVER, OHIO - FFD FINANCIAL CORPORATION (NASDAQ:FFDF), parent company of First Federal Community Bank of Dover, Ohio, reported net earnings for the three months ended December 31, 2008, of $282,000, or diluted earnings per share of $.27, compared to the $362,000, or $.33 per diluted share, of net earnings reported for the comparable three-month period in 2007. The $80,000, or 22.1%, decrease in net earnings resulted from an increase of $97,000, or 8.5%, in general, administrative and other expenses and a decrease of $44,000, or 2.7% in net interest income, which were partially offset by an increase of $15,000, or 9.9%, in other income and decreases of $12,000, or 10.8%, in the provision for losses on loans and $34,000, or 18.0%, in the provision for federal income taxes.

Net earnings for the six months ended December 31, 2008, were $613,000, or diluted earnings per share of $.58, compared to the $770,000, or $.70 per diluted share, of net earnings reported for the comparable six-month period in 2007. The $157,000, or 20.4%, decrease in net earnings resulted from increases of $160,000, or 7.0%, in general, administrative and other expenses and $5,000, or 2.5%, in the provision for losses on loans and a decrease of $86,000, or 2.6%, in net interest income, which were partially offset by an increase of $26,000, or 8.5%, in other income and a decrease of $68,000, or 17.0%, in the provision for federal income tax.

The increase in general, administrative and other expense was due primarily to increases in employee compensation and benefits, professional and consulting fees, FDIC insurance premiums and other expenses as a result of growth in the Corporation's operations year over year. The decrease in net interest income was primarily due to decreases in yields on interest earning assets declining at a faster rate than costs of new and repricing deposits. Borrowing costs increased period to period due to an increase in the average balance outstanding which was partially offset by a decrease in the average cost of borrowings. The average balance increased period to period due to Federal Home Loan Bank advances to help finance increased loan production and a draw on a credit line used to repurchase a large block of our shares. The $26,000 increase in other income resulted from a $51,000 increase in gain on sale of loans due to a strengthening in the residential refinance mortgage market, which was partially offset by a $23,000 decrease in other operating income. The increase in the provision for losses on loans was due to a combination of loan portfolio growth, net charge-offs, changes in the classifications of some loans, and management's assessment of current economic conditions applied to the portfolio. Non-Performing assets increased to 0.76% of assets compared to 0.64% at June 30, 2008. Net charge-offs for the first six months were $77,316 for an annualized rate of
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0.08% down from the 0.17% charge-off ratio for the fiscal year ended June 30,
2008. The allowance for loan losses to total loans ratio improved to 1.02%, up from 0.94% at June 30, 2008. The ratio increase was due to an increase in the allowance for loan losses.

FFD Financial Corporation reported total assets of $183.9 million at December 31, 2008, an increase of 1.2% over the June 30, 2008 balance of $181.7 million. Cash and cash equivalents increased by 4.3% from the June 30, 2008 balance of $13.0 million to $13.6 million at December 31, 2008. Loans receivable, net increased by 1.4% from the June 30, 2008, balance of $156.2 million to $158.4 million at December 31, 2008. Total liabilities increased by 1.5% from the June 30, 2008, balance of $163.6 million to $166.0 million at December 31, 2008, and included deposits of $145.3 million, representing an increase of 2.8% over the June 30, 2008, deposit balance of $141.3 million. Shareholders' equity amounted to $17.9 million at December 31, 2008, a decrease from the $18.2 million total at June 30, 2008. The decrease in shareholders' equity was primarily attributable to the repurchase of 65,833 shares of the corporation's common stock and payments of quarterly dividends, which were primarily offset by net earnings of $613,000, a positive mark to market of investments available for sale and proceeds from the exercise of stock options.

FFD Financial Corporation is traded on the NASDAQ Capital Market under the symbol FFDF. First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia, on the Boulevard in Dover and in Sugarcreek. The Corporation maintains an interactive web site at www.onlinefirstfed.com
                                                     ----------------------
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                           FFD Financial Corporation
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)

                                                     December 31,      June 30,
      ASSETS                                                 2008          2008
                                                      (unaudited)
Cash and cash equivalents                                $ 13,611      $ 13,049
Investment securities                                       4,806         5,623
Mortgage-backed securities                                    301           323
Loans receivable, net                                     158,400       156,232
Loans held for sale                                           342             -
Other assets                                                6,399         6,511
                                                         --------      --------

      Total assets                                       $183,859      $181,738
                                                         ========      ========

      LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                 $145,264      $141,332
Borrowings                                                 18,452        20,595
Other liabilities                                           2,270         1,631
                                                         --------      --------
      Total liabilities                                   165,986       163,558
Shareholders' equity                                       17,873        18,180
                                                         --------      --------

      Total liabilities and shareholders' equity         $183,859      $181,738
                                                         ========      ========

                           FFD Financial Corporation
                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                       (In thousands, except share data)

                                                   Six months ended          Three months ended
                                                      December 31,              December 31,
                                                     2008      2007            2008        2007
                                                      (unaudited)                (unaudited)
Total interest income                              $5,378    $6,074          $2,654      $3,004

Total interest expense                              2,116     2,726           1,040       1,346
                                                   ------    ------          ------      ------

      Net interest income                           3,262     3,348           1,614       1,658

Provision for losses on loans                         204       199              99         111
                                                   ------    ------          ------      ------

      Net interest income after provision
       for losses on loans                          3,058     3,149           1,515       1,547

Other income                                          332       306             166         151

General, administrative and other expense           2,445     2,285           1,244       1,147
                                                   ------    ------          ------      ------

      Earnings before income taxes                    945     1,170             437         551

Federal income taxes                                  332       400             155         189
                                                   ------    ------          ------      ------

      NET EARNINGS                                 $  613    $  770          $  282      $  362
                                                   ======    ======          ======      ======

      EARNINGS PER SHARE
        Basic                                      $  .58    $  .71          $  .27      $  .33
                                                   ======    ======          ======      ======

        Diluted                                    $  .58    $  .70          $  .27      $  .33
                                                   ======    ======          ======      ======